Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-153158 and 333-58793 on Form S-3 and Registration Statement Nos. 333-91960, 333-37859, 333-75629, 333-116243, 333-39036, 333-134637, 333-151261 and 333-166991 on Form S-8 of our reports dated February 28, 2011 relating to the financial statements of Meritage Homes Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of the amended consolidation guidance applicable to variable interest entities in accordance with Accounting Standards Codification 810, Consolidation, and the effectiveness of Meritage Homes Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Meritage Homes Corporation for the year ended December 31, 2010.
DELOITTE & TOUCHE LLP
Phoenix, Arizona
February 28, 2011